EXHIBIT 99.1



        BERKSHIRE HILLS BANCORP, INC. AND WORONOCO BANCORP, INC., RECEIVE
                  SHAREHOLDER APPROVALS TO PROCEED WITH MERGER


April 12, 2005

     PITTSFIELD and WESTFIELD, MA - Berkshire Hills Bancorp, Inc. ("Berkshire") (AMEX: BHL) the holding company for Berkshire Bank, and Woronoco Bancorp, Inc. ("Woronoco") (AMEX: WRO) the holding company for Woronoco Savings Bank, announced today that they have both received shareholder approvals to proceed with their merger. Based on a preliminary vote count, of the total votes cast, approximately 95% of Berkshire shares and approximately 86% of Woronoco shares were voted in favor of the transaction, and a majority of each company's total outstanding shares were voted in favor of the transaction.

     Commenting on the approvals, Michael P. Daly, President and CEO of Berkshire, stated "With the shareholder approvals now behind us, our regulatory applications filed and in process, and Berkshire's and Woronoco's integration planning teams working diligently, we believe we are on schedule to complete our acquisition of Woronoco in the second quarter of this year as originally announced. We are grateful for our shareholders' overwhelming approval. I continue to believe that this transaction will result in great value for shareholders of each organization, will help us extend our record of earnings growth and will benefit the customers, employees and the communities Berkshire now serves as well as those in Hampden and Hampshire Counties."

     Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and is the largest banking institution based in western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts, with 11 branch offices serving communities throughout Berkshire County, and a representative office and one branch in New York. The bank is committed to continue operation as an independent bank, delivering exceptional customer service and a broad array of competitively priced retail and commercial products to its customers. For more information on Berkshire Hills Bancorp, Inc., visit www.berkshirebank.com or call (413) 443-5601.

     Woronoco Bancorp, Inc. is the holding company for Woronoco Savings Bank. Established in 1871, and headquartered in Westfield, Massachusetts, Woronoco Savings Bank provides a wide variety of financial products and services through its ten branch offices located in Hampden and Hampshire Counties in western Massachusetts. Through its partnership with Infinex Financial Group, the Bank offers access to a full range of investment products, including stocks, bonds, mutual funds and annuities. The Bank's subsidiary, the Woronoco Insurance Group, Inc., offers property and casualty insurance products and life insurance and group life, group health and accident insurance products for individuals and commercial clients. For more information regarding the Bank's products and services, and for Woronoco Bancorp, Inc. investor-relations information, please visit its web site at www.woronoco.com.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release contains certain forward-looking statements that are based on certain assumptions and describe future plans, strategies and expectations of Berkshire Hills Bancorp, Inc., Berkshire Bank, Woronoco Bancorp, Inc. and Woronoco Savings Bank. These forward-looking statements include, but are not limited to, statements about (i) the benefits of the merger between Berkshire Hills and Woronoco, including future financial and operating results, cost savings, and accretion to reported earnings that may be realized from the merger; and (ii) Berkshire Hills' and Woronoco's plans, objectives, expectations and intentions, and other statements contained in this presentation that are not historical facts. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions.

Berkshire Hills' and Woronoco's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of Berkshire Hills, Woronoco and either's subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in Berkshire's or Woronoco's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Berkshire Hills and Woronoco do not undertake
- and specifically disclaim any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

     In addition, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Berkshire Hills and Woronoco may not be combined successfully, or such combination may take longer to accomplish than expected; (2) the cost savings from the merger may not be fully realized or take longer than expected; (3) operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) adverse governmental or regulatory policies may be enacted; (6) the risks associated with continued diversification of assets and adverse changes to credit quality; (7) the risks associated with a proposed balance sheet deleveraging; and (8) difficulties associated with achieving expected future financial results. Additional factors that could cause actual results to differ materially from those expressed in forward-looking statements are discussed in Berkshire Hills' and Woronoco's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Berkshire Hills or Woronoco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. You are cautioned not to place undue reliance on any forward-looking statements in this press release, which speak only as of April 12, 2005. Except as required by law or regulation, Berkshire Hills and Woronoco do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after April 12, 2005.

Media contacts:

Michael P. Daly                            Cornelius D. Mahoney
President and Chief Executive Officer      Chairman, President and Chief
                                                   Executive Officer
Berkshire Hills Bancorp, Inc.              Woronoco Bancorp, Inc.
(413) 236-3194                             (413) 568-9141